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Exhibit 4.4

FIFTH SUPPLEMENTAL INDENTURE

DATED AS OF May 23, 2008

to

INDENTURE

dated as of September 22, 2005

among

MOLSON COORS CAPITAL FINANCE ULC,

as Issuer,

THE GUARANTORS NAMED THEREIN,

as Guarantors,

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as U.S. Trustee

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Canadian Trustee

        FIFTH SUPPLEMENTAL INDENTURE, dated as of May 23, 2008 (this "Fifth Supplemental Indenture"), to the Indenture dated as of September 22, 2005, as supplemented by the First Supplemental Indenture and Second Supplemental Indenture thereto, each dated as of September 22, 2005, the Third Supplemental Indenture thereto dated as of April 10, 2007, the Fourth Supplemental Indenture thereto dated as of February 1, 2008 (collectively, the "Original Indenture" and, together with this Fifth Supplemental Indenture, the "Indenture"), among Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company (the "Company"), Molson Coors Brewing Company, a Delaware corporation, Coors Brewing Company, a Colorado corporation, Coors Distributing Company, a Colorado corporation, Coors Worldwide, Inc., a Colorado corporation, Coors International Market Development, L.L.L.P., a Colorado limited liability limited partnership, Coors Global Properties, Inc., a Colorado corporation, Coors Intercontinental, Inc., a Colorado corporation, Coors Brewing Company International, Inc., a Colorado corporation, Molson Coors International L.P., a Delaware limited partnership, CBC Holdco, Inc., a Colorado corporation, MCBC International Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company, Molson Coors Callco ULC, a Nova Scotia unlimited liability company (collectively, the "Guarantors"), The Bank of New York Trust Company, N.A., as successor to TD Banknorth, National Association, as U.S. Trustee (the "U.S. Trustee") and Computershare Trust Company of Canada, a trust company duly incorporated and existing under the laws of Canada, as successor to The Canada Trust Company, as Canadian Trustee (the "Canadian Trustee" and together with the U.S. Trustee, the "Trustees").

        WHEREAS, the Company, the Guarantors and the Trustees are authorized to enter into this Fifth Supplemental Indenture pursuant to Section 9.01 of the Original Indenture;

        WHEREAS, Coors International Market Development, LLLP ("CIMD"), a Guarantor, has transferred substantially all of its assets to Coors Global Properties, Inc. ("CGP"), a Guarantor (the "Asset Transfer");

        WHEREAS, on May 26, 2008, CGP will merge (the "Merger", together with the Asset Transfer, the "Consolidations") with and into Coors Brewing Company ("CBC"), a Guarantor, with CBC being the surviving Person; and

        WHEREAS, Section 5.01(b) of the Indenture requires that when a Guarantor merges with or into, or transfers all or substantially all of its assets to, another Person, the surviving Person shall expressly assume all the obligations of such Guarantor, if any, under its Subsidiary Guaranty.

        NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

        That the parties hereto hereby agree as follows:

        Section 1    Defined Terms; Rules of Interpretation.    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

        Section 2    Assumption of Obligations.    CGP hereby expressly assumes all the obligations of CIMD under its Subsidiary Guaranty, and CBC hereby expressly assumes, as of May 26, 2008, all of the obligations of CGP under its Subsidiary Guaranty.

        Section 3    Ratification of Original Indenture: Supplemental Indentures Part of Original Indenture.    Except as expressly amended or supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of any Securities heretofore or hereafter authenticated and delivered pursuant thereto shall be bound hereby. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this Fifth Supplemental Indenture, in which case the terms of this Fifth Supplemental Indenture shall govern and supersede those contained in the Original Indenture, this Fifth Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture were contained in one instrument.

        Section 4    Counterparts.    This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        Section 5    Governing Law.    This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 6    Concerning the Trustees.    In carrying out the Trustees' responsibilities hereunder, the Trustees shall have all of the rights, protections, and immunities which the Trustees possess under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustees assume no responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.

        IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS CAPITAL FINANCE ULC
By:	/s/ MICHAEL J. GANNON
Name:	Michael J. Gannon
Title:	President and Chief Executive Officer

GUARANTORS:
COORS BREWING COMPANY
By:	/s/ MICHAEL J. GANNON
Name:	Michael J. Gannon
Title:	Treasurer, Chief Corporate Finance Officer
MOLSON COORS BREWING COMPANY
By:	/s/ MICHAEL J. GANNON
Name:	Michael J. Gannon
Title:	Vice President, Global Treasurer
COORS DISTRIBUTING COMPANY
By:	/s/ MICHAEL J. GANNON
Name:	Michael J. Gannon
Title:	Treasurer
CBC HOLDCO, INC.
By:	/s/ MICHAEL J. GANNON
Name:	Michael J. Gannon
Title:	President
MOLSON COORS INTERNATIONAL LP
By:	MOLSON COORS INTERNATIONAL GENERAL, ULC Its General Partner
	By:	/s/ SAMUEL D. WALKER
	Name:	Samuel D. Walker
	Title:	Vice President
MOLSON COORS INTERNATIONAL GENERAL, ULC
By:	/s/ SAMUEL D. WALKER
Name:	Samuel D. Walker
Title:	Vice President

COORS INTERNATIONAL HOLDCO, ULC
By:	/s/ E. JAY WELLS
Name:	E. Jay Wells
Title:	Vice President, Taxation
MOLSON COORS CALLCO ULC
By:	/s/ E. JAY WELLS
Name:	E. Jay Wells
Title:	Vice President, Taxation
COORS INTERNATIONAL MARKET EVELOPMENT, L.L.L.P.
By:	COORS GLOBAL PROPERTIES, INC., Its General Partner
	By:	/s/ PATTI ZENK BEACOM
	Name:	Patti Zenk Beacom
	Title:	President
COORS GLOBAL PROPERTIES, INC.
By:	/s/ PATTI ZENK BEACOM
Name:	Patti Zenk Beacom
Title:	President
THE BANK OF NEW YORK TRUST COMPANY, N.A., as U.S. Trustee
By:	/s/ VANETA I. BERNARD
Name:	Vaneta I. Bernard
Title:	Vice President
COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee
By:	/s/ MICHELLE MENDONCA
Name:	Michelle Mondonca
Title:	Professional, Corporate Trust
By:	/s/ MOHANIE SHIVPRASSAD
Name:	Mohanie Shivprassad
Title:	Professional, Corporate Trust

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  Exhibit 4.4
FIFTH SUPPLEMENTAL INDENTURE